Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on (i) Form S-3 (No. 333-146257 333-171961 and 333-180565) and (ii) Form S-8 (No.333-33075, 333-33073, 333-36121, 333-64541, 333-87344, 333-127068, 333-172536, 333-179927 and 333-184342) of Savient Pharmaceuticals, Inc. of our report dated March 1, 2011, relating to our audit of the consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for year ended December 31, 2010 and the financial statement schedule for the year ended December 31, 2010, which appears in the Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

New York, NY

April 1, 2013